Exhibit 11.1

Computation of Loss Per Share

                                                          Year Ended December 31,
                                                   2000             1999              1998
                                                   ----             ----              ----

Basic:
Net Loss ..................................   $(24,382,424)   $(18,371,064)   $ (1,414,043)
Deemed dividend ...........................             --    $ (8,712,352)             --
Net Loss applicable to                                        ------------
common stockholders .......................   $(24,382,424)   $(27,083,416)   $ (1,414,043)
Basic weighted average                                        ------------    ------------
shares outstanding ........................     14,220,934       7,502,575       5,181,356
                                              ------------    ------------    ------------

Basic loss per common share ...............   $      (1.71)   $      (3.61)   $       (.27)
                                              ------------    ------------    ------------
Diluted:
Net Loss applicable to
common stockholders .......................   $(24,382,424)   $(27,083,416)   $ (1,414,043)
                                              ------------    ------------    ------------
Basic weighted average shares outstanding .     14,260,218       7,502,575       5,181,356
                                              ------------    ------------    ------------
Net effect of dilutive
securities ................................             --              --              --
Diluted weighted average shares outstanding   $      (1.71)   $      (3.61)   $       (.27)
                                              ------------    ------------    ------------